EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2021

Contact: Crystal Rios (801) 566-1200April 22, 2021

Salt Lake City, Utah – Because of the aberration in results which began in March 2020 due to the impact of restrictions on “nonessential” medical procedures, Utah Medical Products, Inc. (Nasdaq: UTMD) will report 2021 quarterly income statement results compared to the same periods in both 2020 and 2019.  Please see the income statement on the last page.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Summary of Results

Despite very weak demand for UTMD’s devices in January 2021 due to renewed lockdowns after steady improvements in medical device demand during 2020 after the second calendar quarter (2Q), first calendar quarter (1Q) 2021 sales, gross profits and operating profits were all higher for the full quarter compared to 1Q 2020.  Stockholders will remember that in 1Q 2020, the impact of restrictions imposed due to the corona virus pandemic began in March.  Because the negative impact on UTMD was at its worst in 2Q 2020, UTMD expects substantially better comparative results for 2Q 2021. The following is a summary comparison of 1Q 2021 with 1Q 2020 income statement measures:

Revenues (Sales):	+ 1%
Gross Profit (GP):	+ 2%
Operating Income (OI):	+ 1%
Income Before Tax (EBT):	(2%)
Net Income (NI):	(4%)
Earnings Per Share (EPS):	(2%)

Sales invoiced in foreign currencies were helped by a weaker USD.  Despite the higher OI, 1Q 2021 EBT was lower as a result of much less non-operating income, i.e. less interest received on UTMD’s cash reserves. The NI change was lowered further by a higher estimated consolidated income tax provision rate, due to a greater share of EBT coming in higher-taxed sovereignties such as the U.S.  On the other hand, EPS was helped by UTMD share repurchases during 2020.

Profit margins in 1Q 2021 compared to 1Q 2020 follow:

	1Q 2021 (JAN – MAR)	1Q 2020 (JAN – MAR)
Gross Profit Margin (GP/ sales):	63.4%	62.7%
Operating Income Margin (OI/ sales):	35.5%	35.4%
EBT Margin (EBT/ sales):	35.6%	36.6%
Net Income Margin (NI/ sales):	27.6%	28.8%

UTMD’s March 31, 2021 Balance Sheet, in the absence of debt, continued to strengthen. Ending Cash and Investments were $56.0 million on March 31, 2021 compared to $51.6 million on December 31, 2020, after paying $1.0 million in cash dividends to stockholders during 1Q 2021. Stockholders’ Equity (SE) increased $2.1 million in the three month period from December 31, 2020 despite the fact that dividends reduce SE.  Compared to March 31, 2020, cash increased $16.4 million and SE increased $10.5 million.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2021 and the end of 1Q 2020 follow:

	3/31/2021	3/31/2020	Change
GBP	1.380	1.245	10.80%
EUR	1.174	1.102	6.50%
AUD	0.761	0.614	24.00%
CAD	0.795	0.708	12.30%

Sales.

Total consolidated 1Q 2021 UTMD worldwide (WW) sales were $62 (+0.6%) higher than in 1Q 2020. Constant currency sales were $189 (1.7%) lower. U.S. domestic sales were 5% higher and outside the U.S. (OUS) sales were 6% lower. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic U.S. sales in 1Q 2021 were $6,783 compared to $6,443 in 1Q 2020.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct other device sales, representing 50% of total domestic sales, were $26 (+1%) higher in 1Q 2021 than in 1Q 2020. OEM sales, representing 28% of total domestic sales, were $520 (+38%) higher. Direct Filshie device sales were $206 (12%) lower in 1Q 2021 compared to 1Q 2020 due to a significant response in January to an upsurge in U.S. reported COVID-19 infections. In January 2021, Filshie device sales were the lowest one month of sales since May 2020, which was the second lowest month (after April 2020) during the 2020 pandemic. In the very short most recent time period of the first half of April 2021, incoming U.S. domestic medical facility orders for  Filshie devices were already greater than in the entire month of April 2020.  Other UTMD gynecology/ electrosurgery/ urology devices were also considered “elective” during the early phases of the pandemic, and have shown similar recent results.

U.S. OEM sales were 38% higher at $1,904 in 1Q 2021 compared to $1,384 in 1Q 2020.  OEM sales depend not only on the success of other companies, but also on UTMD’s manufacturing capacity.  As part of UTMD’s corporate strategy, the company does not seek to grow its business by OEM sales, which on their own have a lower profit margin (GPM) and do not provide long term intangible value for UTMD stockholders. The benefit of OEM sales for UTMD is to “back-fill” preexisting manufacturing capabilities and capacities with work to smooth production, better absorb UTMD’s critical mass of overhead resources and maximize UTMD’s GP margin. In 2021, OEM sales are constrained more by the tight market for production labor in Utah, and the time it takes to fully train operators, than by demand.

OUS sales in 1Q 2021 were 6% lower at $4,181 compared to $4,459 in 1Q 2020. The decline in USD-denominated OUS sales is understated as a result of a weaker USD which added $251 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2021 and 1Q 2020 for revenue purposes follow:

	1Q 2021	1Q 2020	Change
GBP	1.379	1.283	7.4%
EUR	1.203	1.108	8.6%
AUD	0.773	0.655	17.9%
CAD	0.790	0.750	5.4%

The weighted average favorable impact on foreign currency OUS sales was 9.0%, increasing reported USD sales by $251 relative to the same foreign currency sales in 1Q 2020.  In constant currency terms, OUS sales in 1Q 2021 were 11.9% lower than in 1Q 2020.  This was because medical device sales OUS, particularly in Europe, have not recovered from pandemic-related restrictions as well as domestically. The portion of OUS sales invoiced in foreign currencies in USD terms were 28% of total consolidated 1Q 2021 sales compared to 26% in 1Q 2020.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland or the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS sales in USD terms were 15% lower in Ireland, 22% lower in Canada, 7% lower in France and 49% lower in the UK.  Direct to end-user sales in Australia, which included New Zealand in 1Q 2021 but not in 1Q 2020, were 2% higher. Sales to OUS distributors were 9% higher in 1Q 2021 than in 1Q 2020, primarily because sales to UTMD’s China distributor of blood pressure monitoring (BPM) devices were 110% higher and Filshie device sales to OUS distributors were 11% higher.

Recognizing the current high level of uncertainty, management expects 2Q 2021 consolidated revenues may be 25% higher than in 2Q 2020, leading to perhaps 8% higher sales for the year 2021. What actually happens depends in large part not only on when hospitals once again allow so-called elective procedures, but also on when patients again feel confident in going to the hospital.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $110 (1.6%) higher in 1Q 2021 than in 1Q 2020 as a result of slightly higher sales and an expansion in GP Margin (GPM).  The higher GPM was not achieved because of a change in “product mix” favoring more profitable devices, or higher customer prices. Higher than average margin WW sales of Filshie devices in 1Q 2021, still constrained by government COVID-19 restrictions, were 16% lower than in 1Q 2020. Lower than average margin OEM sales were 38% higher. UTMD’s price increases since 1Q 2020 have been much more modest than the inflation experienced in raw materials costs. Manufacturing overhead (MOH) expenses increased more than sales as well, due in part to a stronger EUR for converting Ireland manufacturing expenses to USD and continued increases in regulatory requirements. Incoming freight costs, captured as part of MOH, increased substantially. In summary, the GPM improvement resulted from greater direct labor productivity, despite continued pandemic restrictions such as wearing personal protective gear and maintaining hygiene procedures which reduce productivity. It appears that the 15-year average tenure of UTMD’s experienced manufacturing personnel continues to be a key to UTMD’s success. Employees in manufacturing operations throughout the pandemic have been diligent and committed to work.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of General and Administrative (G&A) expenses, Sales and Marketing (S&M) expenses and Product Development (R&D) expenses, were $3,059 in 1Q 2021 (27.9% of sales) compared to $2,973 in 1Q 2020 (27.3% of sales). Ignoring the Femcare (USD) IIA amortization non-cash expense which was $38 higher than in 1Q 2020 due to a stronger GBP, and setting aside the same CSI IIA non-cash amortization expense in both periods, OE expenses were $1,404 (12.8% of sales) in 1Q 2021, and  $1,356 (12.4% of sales) in 1Q 2020.  A weaker USD, in contrast to helping performance by increasing sales, in this instance hurt performance by increasing OUS OE in USD terms by $35, accounting for 73% of the OE increase.

Consolidated G&A expenses were $2,545 (23.2% of sales) in 1Q 2021 compared to $2,419 (22.2% of sales) in 1Q 2020. The G&A expenses in 1Q 2021 included $550 (5.0% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $512 (4.7% of sales) in 1Q 2020.  The higher USD amortization expense was the result of the weaker USD, as the Femcare amortization expense in GBP was £399 in both periods. In addition, both 1Q 2021 and 1Q 2020 G&A expenses included $1,105 (10.1% of sales) IIA amortization expense resulting from the purchase of the CSI remaining U.S. exclusive Filshie distribution rights.  Excluding both Filshie-related non-cash IIA amortization expenses, G&A expenses were $890 (8.1% of sales) in 1Q 2021 compared to $802 (7.4% of sales) in 1Q 2020.  The change in FX rates increased 1Q 2021 OUS G&A expenses excluding IIA amortization expense by $27. The $61 higher 1Q 2021 constant currency G&A expenses were due primarily to higher G&A salaries and accrued bonuses, plus an $18 higher stock option expense.

S&M expenses were $384 (3.5% of sales) in 1Q 2021 compared to $419 (3.8% of sales) in 1Q 2020. The change in FX rates increased 1Q 2021 OUS S&M expenses by $8. The $43 lower 1Q 2021 constant currency S&M expenses were due primarily to a reduction of outside sales representatives in the UK.

R&D expenses in 1Q 2021 were $130 (1.2% of sales) compared to $135 (1.2% of sales) in 1Q 2020. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

In summary, after subtracting the higher OE from higher GP, OI in 1Q 2021 was $3,887 (35.5% of sales) compared to $3,863 (35.4% of sales) in 1Q 2020.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 1Q 2021 EBT was $3,898 (35.6% of sales) compared to $3,988 (36.6% of sales) in 1Q 2020. The $90 (2.3%) lower 1Q 2021 EBT compared to 1Q 2020 was due to $114 lower NOI due to less interest received on cash balances and a difference in the remeasurement of foreign currency bank balances.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 1Q 2021 was $11 compared to $125 NOI in 1Q 2020.  Despite higher cash balances in 1Q 2021 compared to 1Q 2020, UTMD received $60 less in interest income.  In addition, instead of a gain of $44 at the end of 1Q 2020 from remeasurement of foreign currency bank balances, UTMD realized a $10 loss at the end of 1Q 2021.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2021 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $5,776 compared to $5,772 in 1Q 2020.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 52.7% in 1Q 2021 compared to 52.9% in 1Q 2020.  Management believes that this operating metric provides meaningful supplemental information to both management and investors and confirms UTMD’s continued excellent financial operating performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	1Q 2021	1Q 2020
EBT	$3,898	$3,988
Depreciation Expense	164	175
Femcare IIA Amortization Expense	550	512
CSI IIA Amortization Expense	1,105	1,105
Other Non-Cash Amortization Expense	8	13
Stock Option Compensation Expense	41	23
Interest Expense	-	-
Remeasured Foreign Currency Balances	10	(44)
UTMD non-US GAAP EBITDA:	$5,776	$5,772

Net Income (NI).

NI in 1Q 2021 was $3,024 (27.6% of sales), which was $116 (3.7%) lower than 1Q 2020 NI of $3,140 (28.8% of sales). The lower NI was due to the lower NOI and a higher estimated consolidated income tax provision rate. The average consolidated income tax provisions (as a percent of EBT) in 1Q 2021 and 1Q 2020 were 22.4% and 21.3%, respectively. The impact of the higher income tax provision rate for 1Q 2021 was $45 lower NI. The higher consolidated tax provision rate resulted from a shift in taxable income among U.S. and foreign subsidiaries with differing income tax rates. The basic rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 1Q 2021 were $0.827 compared to $0.843 in 1Q 2020.  EPS were just 1.9% lower than in 1Q 2020, in contrast to NI being 3.7% lower, due to fewer diluted shares outstanding.  Diluted shares were 3,655,256 in 1Q 2021 compared to 3,724,156 in 1Q 2020.  The lower diluted shares in 1Q 2021 were the result of 87,000 shares repurchased during 2020, offset by employee option exercises, a new employee option award of 26,300 shares in late March 2020 offset by a lower dilution factor for unexercised options. The full EPS benefit of 2020 share repurchases will be felt as NI increases during the remainder of 2021.

The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 1Q 2021 were 3,645,760 compared to 3,643,035 at the end of calendar year 2020. The difference was due to 2,725 shares in employee option exercises during 1Q 2021. For comparison, outstanding shares were 3,642,431 at the end of 1Q 2020. The total number of outstanding unexercised employee and outside director options at March 31, 2021 was 65,711 at an average exercise price of $68.58, including shares awarded but not yet vested.  This compares to 77,315 unexercised option shares at the end of 1Q 2020 at an average exercise price of $64.71/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 1Q 2021 was 11,168 compared to 17,313 in 1Q 2020. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options have been awarded to date in 2021.  UTMD paid $1,038 ($0.285/share) in dividends to stockholders in 1Q 2021 compared to $1,042 ($0.280/ share) paid in 1Q 2020. Dividends paid to stockholders during 1Q 2021 were 34% of NI.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 shares at $78.67/ share.  No shares have been repurchased to date in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2021 was $86.60, up 3% from the $84.30 closing price at the end of 2020.  The closing share price at the end of 1Q 2020 was $94.05.

Balance Sheet.

At March 31, 2021 compared to three months earlier at the end of 2020, UTMD’s cash and investments increased $4.4 million to $56.0 million primarily as a result of operating EBITDA less a $1.0 million payment of cash dividends to stockholders, plus some changes in working capital including a reduction in inventories and an increase in current liabilities. At March 31, 2021, net Intangible Assets decreased to 32.1% of total consolidated assets from 34.1% on December 31, 2020 because the 1Q 2021 amortization of identifiable intangibles offset by a higher USD value of remaining OUS intangibles and other fixed assets as a result of a weaker USD at the end of the 1Q 2021 compared to the end of 2020.  UTMD’s 16.4 current ratio at December 31, 2020 declined to 14.6 at March 31, 2021 primarily due to a $725 increase in accrued liabilities from a $1,036 increase in accrued income taxes. The average age of trade receivables was 34 days from date of invoice at March 31, 2021 compared to 31 days at December 31, 2020.  Average inventory turns improved to 2.6 in 1Q 2021 compared to 2.5 for the 2020 year.

Financial ratios as of March 31, 2021 which may be of interest to stockholders follow:

1)Current Ratio = 14.6

2)Days in Trade Receivables (based on 1Q 2021 sales activity) = 34

3)Average Inventory Turns (based on 1Q 2021 CGS) = 2.6

4)2021 YTD ROE (before dividends) = 12%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q 2021	1Q 2020	Change	1Q 2019
Net Sales	$10,964	$10,902	+ 0.6%	$10,732
Gross Profit	6,947	6,836	+ 1.6%	6,773
Operating Income	3,887	3,863	+ 0.6%	4,102
Income Before Tax	3,898	3,988	(2.3%)	4,137
Net Income	3,024	3,140	(3.7%)	3,139
Earnings Per Share	$0.827	$0.843	(1.9%)	$0.840
Shares Outstanding (diluted)	3,655	3,724		3,738

BALANCE SHEET

(in thousands)

	(unaudited) MAR 31, 2021	(audited) DEC 31, 2020	(unaudited) MAR 31, 2020
Assets
Cash & Investments	$ 56,033	$ 51,590	$ 39,613
Accounts & Other Receivables, Net	4,157	4,104	4,410
Inventories	5,975	6,222	6,757
Other Current Assets	451	346	443
Total Current Assets	66,616	62,262	51,223
Property & Equipment, Net	11,087	11,326	10,628
Intangible Assets, Net	36,685	38,157	41,343
Total Assets	$114,388	$111,745	$103,194
Liabilities & Stockholders’ Equity
Accounts Payable	$ 840	$ 788	$ 1,057
REPAT Tax Payable	79	79	101
Other Accrued Liabilities	3,648	2,924	2,643
Total Current Liabilities	4,567	3,791	3,801
Deferred Tax Liability – Intangibles	2,068	2,151	2,008
Long Term Lease Liability	329	335	366
Long Term REPAT Tax Payable	1,995	1,995	2,110
Deferred Revenue and Income Taxes	546	651	523
Stockholders’ Equity	104,883	102,822	94,386
Total Liabilities & Stockholders’ Equity	$114,388	$111,745	$103,194